UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 14, 2005

Date of Report (date of earliest event reported)

VIVUS, INC.

(Exact name of registrant as specified in charter)

Delaware	0-23490	94-3136179
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1172 Castro Street, Mountain View, California 94040
(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 435-9600

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On November 15, 2005, Vivus Real Estate LLC (“Real Estate LLC”), a wholly owned subsidiary of VIVUS, Inc. (the “Company”), entered into two agreements to purchase from its landlord the Company’s principal manufacturing facility, which is currently leased.  Under the agreements between Real Estate LLC and 735 Airport Road, LLC and 745 Airport Road, LLC (collectively “Seller”), Real Estate LLC agreed to pay $7,100,000 for the property located at 735 Airport Road and 745 Airport Road in Lakewood, New Jersey (the “Facility”).  Upon the signing of the agreements, Real Estate LLC deposited $355,000 into an escrow account.  Should the transactions close,  Seller shall release to the Company $3,324,143 currently being held by Seller as cash collateral for renovations to the Facility upon the termination of the lease (the “Collateral”).  The Company expects that the purchase price will be funded in part by the Collateral, its cash and borrowed funds, if available at reasonable terms.  The transactions are expected to close on or about December 31, 2005.   The Company has also entered into a conditional amendment of the lease whereby the lease shall be extended until February 15, 2012 should the transactions fail to close.

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 16, 2005, VIVUS, Inc. announced the appointment of Wesley W. Day, Ph.D., as Vice President, Clinical Development.  Dr. Day, age 42, has held a variety of positions from 1993 to October 2005 with Pfizer Inc., a research-based global pharmaceutical company, most recently serving as Senior Director- Safety and Risk Management from September 2003 until his departure in October 2005. He was Senior Associate Director- Worldwide Regulatory Affairs from August 2001 to 2003 and Associate Director II- Worldwide Regulatory Affairs from 2000 to 2001.

Dr. Day and VIVUS entered into that certain Change of Control Agreement dated November 14, 2005, whereby Dr. Day is eligible to receive certain benefits if within the twenty-four month period following a change of control of VIVUS he is terminated by VIVUS or its successor other than for cause or voluntarily. Upon such qualifying termination, Dr. Day will become entitled to receive: (i) monthly severance payments at a rate equal to his monthly base salary for a period of twenty-four months; (ii) monthly severance payments at a rate equal to 1/12th of his target bonus for the fiscal year in which the termination occurs for a period of twenty-four months; (iii) the pro-rated amount of his target bonus for the fiscal year in which the termination occurs; (iv) continuation of employee benefits for a period of twenty-four months; (v) outplacement services; and (vi) accelerated vesting of 100% of his then unvested shares under his option.

Dr. Day will be provided with VIVUS’ standard indemnification agreement for officers of VIVUS, which provides, among other things, that VIVUS will indemnify Dr. Day, under certain circumstances set forth therein, for defense expenses, damages, judgments, fines and settlements incurred by him in connection with actions or proceedings to which he may be a party as a result of his position as an officer, employee, agent or fiduciary of VIVUS, and otherwise to the full extent permitted under the bylaws and Delaware law.

A copy of the press release announcing the appointment of Dr. Day is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 – Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	Press Release issued by VIVUS, Inc. dated November 16, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 16, 2005	VIVUS, INC.

/s/ Timothy E. Morris
Timothy E. Morris Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by VIVUS, Inc. dated November 16, 2005